NEWS RELEASE

For More Information:
Frank B. O’Neil, IRC
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance is a Ward’s 50 Company for the Tenth Straight Year
BIRMINGHAM, AL, July 12, 2016 /PRNewswire/ ProAssurance Corporation (NYSE:PRA) has again been named to the prestigious Ward’s 50. This marks the tenth straight year that The Ward Group recognized ProAssurance’s outstanding performance and named it one of America’s 50 finest property-casualty insurance companies.
This year The Ward Group screened nearly 3,000 insurers for financial stability, asset quality and capital position, revenue growth, underwriting results, financial returns, and operational excellence. Only companies that survive the rigorous evaluation process are recognized by their inclusion in the Ward’s 50.
ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Being named to the Ward’s 50 in each of the past ten years is a singular achievement for ProAssurance and our employees who dedicate every day to delivering on the promise of ‘Treated Fairly’—providing our insureds and agent partners with an unmatched level of service and security. This recognition is especially meaningful for us, as it recognizes the high level of financial performance we have achieved despite a challenging operating and financial environment. We believe it also speaks to our successful track record of creating meaningful value for our investors.”
“Ward Group recognizes ProAssurance for achieving outstanding financial results in the areas of safety, consistency, and performance,” said Jeffrey J. Rieder, partner and head of Ward Group. “From 2011 through 2015, ProAssurance demonstrated its ability to consistently generate outstanding results.”
The Ward’s 50 companies again outperformed the overall property-casualty industry during the 2011-2015 measuring period used in selecting this year’s list. As an example, the five-year average combined ratio for the 2016 Ward’s 50 was 94.1% compared to 100.3% for the industry. Further, the average return on equity for this year’s Ward’s 50 was 10.5%, more than two points higher than the property casualty industry as a whole, and the average growth in policyholder surplus or shareholder’s equity for the 2016 Ward’s 50 was 29.5%, compared to the industry’s 23.2% growth.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. The company is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past ten years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.
For the latest on ProAssurance and its industry leading suite of products and services, cutting edge risk management and practice enhancement programs follow @ProAssurance on Twitter or LinkedIn. ProAssurance’s YouTube channel regularly presents thought provoking, insightful videos that communicate effective practice management, patient safety and risk management strategies.

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